Exhibit (e)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 22nd day of December, 2006 between The Community Reinvestment Act Qualified Investment Fund (the “Trust”), a Delaware business trust and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

ARTICLE 1.           Sale of Shares; Services. The Trust hereby appoints the Distributor as its agent to sell units (the “Shares”) of the portfolios (the “Portfolios”) of the Trust at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectuses, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). Without limiting the foregoing, the Distributor shall perform or supervise the performance by others of the distribution and marketing services set forth in Schedule A, attached hereto and incorporated herein. Notwithstanding the foregoing, (i) the Trust reserves the right to issue or sell Shares of any Portfolio directly to the public at any time and (ii) the Trust may terminate, suspend or withdraw the offering of Shares of any Portfolio whenever, in its sole discretion, it deems such action to be desirable.

ARTICLE 2.           Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

ARTICLE 3.           Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current Registration Statement and prospectuses of the Trust filed with the SEC or contained in Shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4.           Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectuses and statements of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

ARTICLE 5.           Compensation. As compensation for providing the services under this Agreement:

(a)           The Distributor shall receive from the Trust:

(1)           all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in each distribution and/or shareholder services plan applicable to the appropriate class of shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(2)           all front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust’s Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(3)           all contingent deferred sales charges applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust’s Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

(b)           The Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

ARTICLE 6.           Indemnification of Distributor. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors, employees, affiliates and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), based upon the ground that the Registration Statement, prospectus, Shareholder reports or other information made available to Distributor or filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that any such statements or omissions were made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The indemnification rights hereunder shall include (to the extent permitted by the 1933 Act and the 1940 Act) the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or action with respect to which indemnification hereunder may ultimately be merited. If in any case the Trust is asked to indemnify or hold the Distributor harmless, the Distributor shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Distributor will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Distributor, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Distributor shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Distributor for the fees and expenses of any counsel retained by the Distributor.

The provisions of this Article 6 shall survive the termination of this Agreement.

ARTICLE 7.           Indemnification of the Trust. The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees and disbursements incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, Shareholder reports or other information made available to Distributor or filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading to the extent that any such statements or omissions were made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or action with respect to which indemnification hereunder may ultimately be merited. If in any case the Distributor is asked to indemnify or hold the Trust harmless, the Trust shall promptly advise the Distributor of the pertinent facts concerning the situation in question, and the Trust will use all reasonable care to identify and notify the Distributor promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

The Distributor shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Distributor elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the Trust, whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Trust shall bear the fees and expenses of any additional counsel retained by it. If the Distributor does not elect to assume the defense of a suit, it will reimburse the Trust for the fees and expenses of any counsel retained by the Trust.

The provisions of this Article 7 shall survive the termination of this Agreement.

ARTICLE 8.           Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential, special or indirect damages (including, without limitation, lost profits, diminution in business reputation) for any act or failure to act under any provision of this Agreement.

ARTICLE 9.           Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

ARTICLE 10.           Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Trust shall be sent to the attention of President, The Community Reinvestment Act Qualified Investment Fund, 1830 Main Street, Suite 204, Weston, Florida 33326.

ARTICLE 11.           Limitation of Liability. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

ARTICLE 12.           Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

ARTICLE 13.           Entire Agreement; Amendments. This Agreement, including Schedule A hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

ARTICLE 14.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 15.           Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 16.           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

ARTICLE 17.           Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 18.           Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT FUND	SEI INVESTMENTS DISTRIBUTION CO.

By:/s/ David K. Downes Name: David K. Downes Title: President	By:/s/ John Munch Name: John Munch Title: Secretary

SCHEDULE A

●	Review and approve fund marketing materials to ensure compliance with SEC & NASD advertising rules
●	Conduct NASD filing of materials
●	Respond to NASD comments on marketing materials
●	Review and file Internet sites according to NASD policies
●	Provide the Trust with copy of the Distributor’s SEC & NASD Marketing Materials Guidebook
●	Coordinate and execute sub-distribution agreements with broker/dealers on behalf of the Trust
●	Coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.)
●
Coordinate and execute on behalf of the Trust 401(k) agreements and shareholder service agreements and similar agreements with various record-holders or other parties as contemplated by the Trust’s distribution or shareholder services plans